Exhibit 99.3

RadioShack Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)

	Year Ended December 31,
(In millions, except per share amounts)	2010	2009	2008	2007
Net sales and operating revenues	$4,265.8	$4,073.6	$4,034.8	$4,075.4
Cost of products sold	2,352.1	2,200.5	2,202.8	2,140.5
Gross profit	1,913.7	1,873.1	1,832.0	1,934.9

Operating expenses:
Selling, general and administrative	1,483.8	1,435.0	1,435.1	1,468.0
Depreciation and amortization	75.7	81.1	83.0	97.8
Impairment of long-lived assets	4.0	1.5	2.8	2.7
Total operating expenses	1,563.5	1,517.6	1,520.9	1,568.5

Operating income	350.2	355.5	311.1	366.4

Interest income	2.6	4.8	14.6	22.6
Interest expense	(41.9)	(44.1)	(34.9)	(38.8)
Other (loss) income	0.0	(1.6)	(2.4)	0.9

Income from continuing operations before income taxes	310.9	314.6	288.4	351.1
Income tax expense	120.2	118.1	105.2	123.8

Income from continuing operations	190.7	196.5	183.2	227.3
Discontinued operations, net of income taxes	15.4	8.5	6.2	9.5

Net income	$206.1	$205.0	$189.4	$236.8

Basic net income per share:
Income per share from continuing operations	$1.58	1.57	1.42	1.69
Income per share from discontinued operations	0.13	0.06	0.05	0.07
Net income per share (basic)	$1.71	$1.63	$1.47	$1.76

Diluted net income per share:
Income per share from continuing operations	$1.55	1.56	1.42	1.67
Income per share from discontinued operations	0.13	0.07	0.05	0.07
Net income per share (diluted)	$1.68	$1.63	$1.47	$1.74

Shares used in computing net income per share:
Basic	120.5	125.4	129.0	134.6

Diluted	122.7	126.1	129.1	135.9

Exhibit 99.3

RadioShack Corporation
Schedule of Comparable Store Sales Gains and Losses (-)
Continuing Operations Compared to As Reported

	Calendar 2009		Calendar 2010		Calendar 2011
	Continuing	As	Continuing	As	Continuing	As
	Ops	Reported	Ops	Reported	Ops	Reported

Q1	5.0%	5.0%	3.9%	4.7%	-0.5%	-0.6%

Q2	-4.6%	-4.0%	5.9%	6.7%

Q3	-3.9%	-2.9%	6.4%	6.2%

Q4	5.7%	6.1%	1.2%	1.3%

Year	0.8%	1.3%	4.1%	4.4%

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